EXHIBIT 23.1

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 26, 2001 relating to the financial statements and financial statement schedule of F5 Networks, Inc., which appear in F5 Networks, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2001.



/s/ PricewaterhouseCoopers LLP
Seattle, Washington
May 3, 2002